EXHIBIT 5

Ropes & Gray
One International Place
Boston, Massachusetts 02110

(617) 951-7000

October 24, 2002

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

        Re:    Genzyme Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), for the registration of 625,977 shares of Genzyme Biosurgery Division Common Stock, $0.01 par value (the "Securities"), of Genzyme Corporation, a Massachusetts corporation (the "Company").

We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Securities."

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,
/s/ ROPES & GRAY
ROPES & GRAY